Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 filed on September 12, 2014 (File No. 333-XXXX) of Novartis AG of our report dated January 28, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Novartis AG’s Form 20-F for the year ended December 31, 2013.

PricewaterhouseCoopers AG

/s/Bruno Rossi	/s/Stephen L. Johnson
Bruno Rossi	Stephen L. Johnson
Audit expert	Global Relationship Partner
Auditor in charge

Basel, September 12, 2014

PricewaterhouseCoopers AG, Spengler Park, Haus A, Binningerstrasse 2, CH-4142 Münchenstein, Switzerland

Telephone: +41 58 792 51 00, Facsimile: +41 58 792 51 10, www.pwc.ch